Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2008 Fourth Quarter and Full Year Results,

Provides 2009 Financial Outlook

•                  Sixth consecutive year of record sales achieved for the Outdoor Products segment

•                  Full year operating income increased by 8.4% from 2007 to $87.5 million

•                  Full year income from continuing operations increased by 20.8% from 2007 to $38.8 million ($0.81 per diluted share)

PORTLAND, OR, March 3, 2009: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2008.

Results for the Quarter Ended December 31, 2008

The Company’s sales in the fourth quarter were $133.8 million, compared to $131.8 million in 2007, a 1.5% increase. Sales contributed by the Carlton business acquired in May of 2008 more than offset sales declines experienced elsewhere in the Company.  Operating income was $19.2 million compared to $21.2 million in the fourth quarter of 2007. The reduction in year-over-year profitability was driven by lower sales volumes and higher steel costs.  These adverse factors were partially offset by improved pricing and the favorable year-over-year impact from foreign currency exchange rates.

Fourth quarter income from continuing operations was $6.8 million ($0.14 per diluted share) compared to $8.9 million ($0.19 per diluted share) in the fourth quarter of 2007.  A higher effective income tax rate in this year’s fourth quarter resulted in a reduction in net income of $2.8 million ($0.06 per diluted share) from 2007.  In the fourth quarter of 2008, the Company incurred higher international taxes due to increased taxable income at our foreign subsidiaries combined with a sharply stronger U.S. dollar which caused a significant reduction in the tax benefit from the Company’s foreign operations.

Full Year Results

Sales in 2008 were $597.0 million compared to $515.5 million in 2007. This represents a 15.8% increase, with approximately half of the growth related to the acquisition of Carlton. Growth was experienced in both domestic and international markets compared to the prior year. In 2008, approximately 66% of the Company’s sales were outside the United States, up from 64% in 2007.  The increase in the overall proportion of international sales is primarily attributable to Carlton.

Operating income in 2008 was $87.5 million compared to $80.7 million in 2007, an 8.4% increase. The year-over-year fluctuations in foreign currencies resulted in a $5.2 million reduction in operating income compared to 2007.  Unfavorable steel costs reduced operating income by $7.9 million compared to 2007.  These impacts were more than offset by volume and price increases compared to 2007. Income from continuing operations in 2008 was $38.8 million ($0.81 per diluted share) compared to $32.1 million ($0.67 per diluted share) in 2007.

Commenting on the 2008 results; James S. Osterman, Chairman and Chief Executive Officer, stated, “Although we are pleased with our full year results, our fourth quarter performance reflects the difficult global economic environment in which we currently operate. In the fourth quarter, we experienced a slowdown in sales from our international customer base for the first time in nearly three years. Domestic sales growth in the quarter, aided by storm activity, helped to dampen the effect of the international slowdown. However, international and OEM customers continue to be impacted by the strong U.S. dollar and the economy and have remained cautious about inventory levels as they entered 2009.

We expect 2009 to be a challenging year for the Company. Although we should see some healthy operating margin relief from foreign currency exchange rates and commodity costs, we expect comparable unit volumes to decline in the first half of 2009 from 2008. Accordingly, we have implemented several cost control actions to minimize the impact of the unit volume decline. To date we have initiated the permanent closure of a manufacturing facility, reduced worldwide headcount by approximately 8% and have frozen certain salaries. As in prior downturns, we expect to generate free cash flow to be utilized for debt reduction.”

Outdoor Products Segment

The Outdoor Products segment’s fourth quarter sales were $126.8 million, an increase of just under 1% from last year. Excluding the impact of the Carlton acquisition, sales decreased by 10.8% from the fourth quarter of 2007.  International sales were 66% of total segment sales and, exclusive of Carlton, were down 17.6% from last year.  Excluding Carlton, the year-over-year decline in sales was driven primarily by decreased volumes.  Foreign exchange rates additionally drove sales lower.  The impacts of volumes and currency were offset by the addition of Carlton and price increases implemented during 2008.  The key drivers of the overall increase in Outdoor Products segment fourth quarter sales are estimated below:

Selling Price/Mix	+5.7%
Unit Volume	(14.9)%
Foreign Exchange	(1.6)%
Carlton Sales	+11.7%
Total increase in Sales	+0.9%

Sales order backlog for the segment was $98.9 million at December 31, 2008 compared to $63.3 million at the end of last year.  December 31, 2008 backlog includes $31.2 million related to Carlton.

Segment contribution to operating income was $22.1 million in the fourth quarter compared to $24.5 million in the fourth quarter of 2007, a 9.8% decrease. Segment contribution margin as a percentage of sales was 17.4% compared to 19.5% in last year’s fourth quarter.  The decrease in segment contribution and margin reflects a decline in sales volumes and higher steel costs partially offset by improved pricing and foreign currency exchange rate impacts.  Steel costs were approximately $4.2 million higher as compared to the fourth quarter of 2007. The year-over-year fluctuations in foreign currencies resulted in a $2.3 million improvement in segment contribution compared to the fourth quarter of 2007. The majority of the foreign currency impact was related to a rapid decline of the Brazilian real and Canadian dollar exchange rates in the fourth quarter of 2008 and the resulting effect on the Company’s costs.  In the fourth quarter of 2008, the Brazilian and Canadian currencies were 22% and 19% weaker than the fourth quarter of 2007, respectively.  The key drivers of the operating margin decline are estimated below:

2007 Fourth Quarter Operating Margin	19.5%
Increase/(Decrease)
Selling Price/Mix	4.4%
Unit Volume	(3.2)%
Costs/Mix	(5.0)%
Carlton Acquisition Charges	(0.6)%
Foreign Exchange	2.3%
Total Change	(2.1)%

2008 Fourth Quarter Operating Margin	17.4%

Other Operations and Corporate Expense

In the fourth quarter, contribution to operating income from other and corporate expense totaled a loss of $2.9 million compared to a loss of $3.3 million last year.  The improvement from last year was driven primarily by an improvement in year-over-year profit from the sales of gear components, partially offset by a slight increase in Corporate-related expenses.

2009 Financial Outlook

The Company’s outlook for 2009 is for a volume-driven decline in sales along with a related reduction in operating income as compared to 2008. Sales are expected to decrease from 6% to 15% to between $510 million and $560 million. Weak market conditions are expected to continue globally at least through the first half of 2009. Operating income is estimated to range between $65 and $75 million, with the expected continuation of favorable foreign currency trends offsetting some of the impact of lower unit volumes. Included in the operating income range is between $6 million and $7 million in expenses related to the closure of the Milan, Tennessee production facility and severance for positions eliminated at the Company’s other locations. Cash flow available for debt repayment is expected to be between $25 million and $30 million in 2009.  The effective income tax rate for 2009 is estimated to be between 37% and 39%.

Blount International, Inc. is an international company operating one principal business segment, the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, global financial markets, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

	Three Months		Twelve Months
	Ended December 31		Ended December 31
(In thousands, except per share data)	2008	2007	2008	2007
Sales	$133,770	$131,786	$597,035	$515,535
Cost of sales	89,334	87,086	404,263	340,578
Gross profit	44,436	44,700	192,772	174,957
Selling, general and administrative expenses	25,255	23,457	105,292	94,257
Operating income	19,181	21,243	87,480	80,700
Interest expense, net of interest income	(6,204)	(7,266)	(25,705)	(31,706)
Other income (expense), net	352	(1,536)	1,813	(821)
Income from continuing operations before income taxes	13,329	12,441	63,588	48,173
Provision for income taxes	6,574	3,540	24,745	16,030
Income from continuing operations	6,755	8,901	38,843	32,143
Income (loss) from discontinued operations	162	8,665	(244)	10,714
Net income	$6,917	$17,566	$38,599	$42,857

Basic income (loss) per share:
Continuing operations	$0.14	$0.19	$0.82	$0.68
Discontinued operations	0.01	0.18	(0.01)	0.23
Basic income per share:	$0.15	$0.37	$0.81	$0.91
Diluted income (loss) per share:
Continuing operations	$0.14	$0.19	$0.81	$0.67
Discontinued operations	—	0.18	(0.01)	0.22
Diluted income per share:	$0.14	$0.37	$0.80	$0.89
Shares used for per share computations (in 000’s):
Basic	47,722	47,291	47,510	47,280
Diluted	48,270	48,101	48,130	48,078

Condensed Consolidated Balance Sheets

			Dec. 31,	Dec. 31,
(In thousands)			2008	2007
Assets:
Cash and cash equivalents			$58,275	$57,589
Accounts receivable, net			75,555	67,818
Inventories, net			90,302	70,273
Other current assets			20,432	21,929
Property, plant and equipment, net			119,749	89,729
Other assets			135,371	104,611
Total assets			$499,684	$411,949
Liabilities:
Current maturities of long-term debt			$31,981	$1,242
Other current liabilities			84,597	87,779
Long-term debt, net of current maturities			293,539	295,758
Other liabilities			133,087	81,316
Total liabilities			543,204	466,095
Stockholders’ deficit			(43,520)	(54,146)
Total liabilities and stockholders’ deficit			$499,684	$411,949

Segment Information

	Three Months		Twelve Months
	Ended December 31		Ended December 31
(In thousands)	2008	2007	2008	2007
Sales:
Outdoor products	$126,757	$125,654	$565,557	$486,739
Other	7,013	6,132	31,478	28,796
Total sales	$133,770	$131,786	$597,035	$515,535
Operating income:
Outdoor products	$22,119	$24,531	$102,601	$95,932
Other and corporate expense	(2,938)	(3,288)	(15,121)	(15,232)
Operating income	$19,181	$21,243	$87,480	$80,700